ITEM 77Q-1

MASSMUTUAL CORPORATE INVESTORS

Instrument of Trustees
Amending Declaration of Trust

The undersigned, being Trustees of MassMutual Corporate Investors (the “Trust”), a Massachusetts voluntary association established pursuant to a Declaration of Trust, dated September 13, 1985, as amended from time to time (the “Declaration of Trust”):

(a)
pursuant to Sections 9.2(a) and (b) of the Declaration of Trust, do hereby amend Section 1.1 of the Declaration of Trust, effective as of the close of business on December 16, 2011, by changing the name of the Trust from “MassMutual Corporate Investors” to “Babson Capital Corporate Investors,” and

(b)	do hereby authorize the filing of the Declaration of Trust as so amended with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Springfield, Massachusetts.

WITNESS, the signatures of the undersigned this 30th day of November, 2011.

/s/ William J. Barrett	/s/ Donald Glickman
William J. Barrett	Donald Glickman

/s/ Donald E. Benson	/s/ Martin T. Hart
Donald E. Benson	Martin T. Hart

/s/ Michael H. Brown	/s/ Robert E. Joyal
Michael H. Brown	Robert E. Joyal

/s/ Clifford M. Noreen	/s/ Maleyne M. Syracuse
Clifford M. Noreen	Maleyne M. Syracuse